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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC CHARLES ELSON JONATHAN LITT
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On June 1, 2017, Land and Buildings issued the following press release:

Land and Buildings Comments on Preliminary Voting Results of Taubman Centers’ Annual Meeting

- Initial Results Indicate Majority of Shareholders Outside of Taubman Family Supported Land and Buildings’ Case for Change at Taubman Centers -

- Land and Buildings to Proceed with Litigation to Limit Taubman Family Control of Company Through Series B Preferred Share Voting Structure -

Stamford, CT — June 1, 2017 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land and Buildings") today issued the following statement regarding the preliminary voting results from the Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) 2017 Annual Meeting of Shareholders held today:

“Land and Buildings expresses gratitude to all Taubman shareholders that voted to support Land and Buildings’ case for change at Taubman. Although Taubman announced that all of its directors were re-elected at the Annual Meeting, a majority of non-Taubman family shareholders supported Land and Buildings nominees. This included near-unanimous support from active managers. We believe this underscores the urgent need for new voices in the Company’s boardroom.

Based on the preliminary results, if the Taubman family voting position was limited to 8.23%, as we believe it legally should be under the Company’s Charter, our independent and highly-qualified nominees – Charles Elson and Jonathan Litt – would have been elected to the Board. This is why we are proceeding with our filed Complaint seeking Declaratory and Injunctive Relief in the United States District Court for the Eastern District of Michigan, against Taubman. As long as the Taubman family’s 30% voting interest persists, shareholder voices will never be truly heard.

Land and Buildings also believes it is important to note the incremental steps taken by the Company following our public engagement, including: the appointment of a Lead Independent Director, the addition of Cia Buckley Marakovits to the Board, the pledged “refreshment” of the Board, and Taubman’s commitment to de-stagger and annually elect directors. While we continue to believe these changes are not enough to protect the rights of Taubman shareholders and should have been implemented absent shareholder pressure, they at least reflect the impact that shining a spotlight on poor corporate governance and oversight can have. We hope and expect that this process will bring a new and re-invigorated sense of accountability at the Board level.”

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About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy

212-493-6952

emccarthy@dfking.com